Exhibit 99.1

For Immediate Release

April 4, 2005

INTEREP REPORTS FOURTH QUARTER AND YEAR-END 2004 FINANCIAL RESULTS

NEW YORK—Interep National Radio Sales, Inc. (“Interep”) (OTC BB: IREP), the largest independent sales and marketing company specializing in radio and the Internet, today announced its fourth quarter and full year 2004 financial results.

Commission revenue decreased $1.2 million, or 5.1%, to $22.4 million for the quarter ended December 31, 2004, from $23.6 million for the same period last year. For the full year 2004, commission revenue decreased $9.3 million, or 10.6%, to $78.5 million from $87.8 million for the corresponding period in 2003. A significant portion of these decreases, in both the fourth quarter and full year, can be attributed to the cancellation of Interep’s representation contract with Citadel Broadcasting in the fourth quarter of 2003. Moreover, there was also a dramatic softness in national spot advertising that has only recently begun to improve. Factors contributing to this softness were the sluggishness of the economic recovery in general, and more particularly, the recurrence of the historical pattern of national advertisers over-emphasizing television during Election and Olympic years at the expense of radio advertising.

Total revenue increased 13.6% for the fourth quarter of 2004 and 16.4% for the full year of 2004. These increases were due to an increase in contract termination revenue, with the increase for the full year relating primarily to the termination of the Citadel representation contract.

Ralph Guild, Chairman & Chief Executive Officer, commented: “We believe that the fourth quarter signaled a turning point for both Interep and for the national radio ad market. We are managing our business around conservative growth goals, which should enhance our performance in 2005. Further, radio advertising is showing clear signs of recovery.”

He added: “We are on track to exceed our financial expectations for the first quarter, and continue to see increased demand for national radio inventory. Major markets are experiencing near sell out conditions, and several categories are showing strength, including the important Retail and Automotive sectors. Moreover, Interep continues to drive growth through our business development initiatives which generated over $72 million new dollars for radio in 2004.”

Guild also noted: “Our liquidity has improved and as part of a new financial strategy, we are in the final stages of appointing a financial advisor to assist with initiatives in growing the Company, and provide new capital for growth and repayment or refinancing of our bonds maturing in 2008.”

Loss per share applicable to common shareholders for the fourth quarter 2004 decreased to $0.17 from $0.61 in the comparable period last year. Loss per share for the full year 2004 decreased to $0.70, which includes a loss per share of $0.06 for a cumulative change in accounting principle (see below), from $3.77 for 2003. Net loss applicable to common shareholders for the fourth quarter 2004 decreased to $1.9 million from $6.3 million for the comparable period in 2003. Net loss applicable to common shareholders for the full year 2004 decreased to $7.5 million, which includes $0.6 million for the cumulative change in accounting principle, from $38.7 million for 2003.

Selling, general and administrative (“SG&A”) expenses decreased to $21.2 million for the quarter ended December 31, 2004, from $21.4 million for the same period last year. This decrease can be attributed to lower compensation costs resulting from current and prior year severance programs, and was offset by approximately $0.4 million of costs associated with special promotion programs. SG&A expenses for the year ended December 31, 2004 decreased to $78.8 million from $79.1 million for the same period last year. This decrease can be attributed to lower compensation costs, resulting from current and prior year severance programs, and was offset by approximately $3.5 million in special promotion program costs and legal expenses related to the Citadel litigation.

The cumulative change in accounting principle referred to above is related to a change in the way Interep accounts for a limited liability company investment, which had previously been accounted for under the cost method of accounting, and is now accounted for under the equity method of accounting. Interep made this change to comply with recently issued Emerging Issues Task Force Issue No. 03-16.

The presentation of Interep’s historical financial performance reflects the adoption by the SEC of Regulation G and related guidance affecting the use and disclosure of non-GAAP financial measures. As a consequence, Interep no longer refers to “Operating Income before Depreciation and Amortization” as “EBITDA.” Operating income before depreciation and amortization is a non-GAAP financial measure that Interep believes is useful in evaluating its performance.

Operating income before depreciation and amortization increased to $5.6 million for the quarter ended December 31, 2004 from $2.2 million for the same period last year. For the full year 2004, operating income before depreciation and amortization increased to $24.1 million from $9.3 million for the same period last year.

Included in depreciation and amortization for the full year 2003 was the write-off of approximately $11.6 million of deferred representation contract costs related to the cancellation of the Citadel representation contract. Included in interest expense for the full year 2003 was a write off of $1.2 million of deferred debt financing costs and $0.4 million for warrants related to a term loan, which was replaced by our lower interest revolving credit facility in September 2003. Also included in other expenses for the full year 2003 was a $0.5 million prepayment penalty to the holders of the term loan.

“We believe 2005 will show significant improvement in both revenue and operating income before depreciation and amortization. Pacings for the first quarter are mid single digits over last year and we expect that positive trend will continue throughout 2005. We have streamlined our operations and instituted cost-saving initiatives without hindering our ability to generate revenue for our clients,” said Bill McEntee, Senior Vice President and Chief Financial Officer.

Interep also reported that it filed a Notification of Late Filing with the SEC with respect to its Annual Report on Form 10-K for 2004 to permit it additional time to complete required disclosures, which do not relate to the financial information set forth in this earnings release. Interep added that it would file the Annual Report within the 15-day extension period.

ABOUT INTEREP:

Interep (OTCBB: IREP) is the nation’s largest independent advertising sales and marketing company specializing in radio, the Internet and complementary media, with offices in 17 cities. Interep is the parent company of ABC Radio Sales, Infinity Radio Sales, and the Freedom Radio Group, which includes Cumulus Radio Sales, D&R Radio, McGavren Guild Radio, SBS/Interep and Susquehanna Radio Sales. Interep Interactive is the company’s interactive representation and web publishing division specializing in the sales and marketing of on-line advertising, including streaming media. Interep Interactive includes Winstar Interactive, Cybereps and Perfect Circle Media. The Event Shop is Interep’s event marketing group. In addition, Interep provides a variety of support services, including: consumer and media research, sales and management training, promotional programs and unwired radio “networks.” Clients also benefit from Interep’s new business development team, the Interep Marketing Group, as well as Morrison and Abraham, Interep’s sales consulting division focusing on non-traditional revenue. For more information, visit the company’s website at www.interep.com.

The information contained in this news release, other than historical information, consists of forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. For a discussion of certain factors that could cause actual results to differ materially from those described in the forward-looking statements, please refer to Interep’s recent filings with the Securities and Exchange Commission.

For more information, visit the company’s website at www.interep.com.

Contact:
Ralph Guild	(212) 916-0508
Bill McEntee	(561) 227-0601
Victor Lirio	(212) 309-9031

INTEREP NATIONAL RADIO SALES, INC.

SUMMARY OPERATING DATA

(dollars in thousands)

	Three Months Ended Dec 31		Year Ended Dec 31
	2004	2003	2004	2003
Revenue:
Commission revenue	$22,378	$23,572	$78,455	$87,755
Contract termination	4,454	49	24,462	666

Total revenue	26,832	23,621	102,917	88,421

Selling expenses	17,076	17,242	63,690	64,783

General and administrative expenses	4,166	4,163	15,138	14,365

Operating income before depreciation and amortization	5,590	2,216	24,089	9,273

Depreciation and amortization	(4,738)	(5,583)	(19,783)	(33,989)

Operating income (loss)	852	(3,367)	4,306	(24,716)

Interest expense, net	(2,611)	(2,661)	(10,563)	(12,613)

Other income (expense) / tax provision	13	(130)	(177)	(871)

Loss before cumulative change in accounting principle	(1,746)	(6,158)	(6,434)	(38,200)

Cumulative change in accounting principle	—	—	(598)	—

Net loss	(1,746)	(6,158)	(7,032)	(38,200)

Preferred stock dividend	118	114	468	468

Net loss applicable to common shareholders	$(1,864)	$(6,272)	$(7,500)	$(38,668)

Diluted loss per share:
Before cumulative change in accounting principle	$(0.16)	$(0.60)	$(0.60)	$(3.73)
Cumulative change in accounting principle	—	—	(0.06)	—
Preferred stock dividend	(0.01)	(0.01)	(0.04)	(0.04)

Total loss per share	$(0.17)	$(0.61)	$(0.70)	$(3.77)

Operating income (loss) before depreciation and amortization and contract termination revenue	$1,136	$2,167	$(373)	$8,607

Reconciliations of Operating Income before Depreciation and Amortization and

Operating Income before Depreciation and Amortization and Contract Termination Revenue

(dollars in thousands)

	Three Months Ended Dec 31		Year Ended Dec 31
	2004	2003	2004	2003
Net loss applicable to common shareholders	$(1,864)	$(6,272)	$(7,500)	$(38,668)
Add back:
Depreciation and amortization	4,738	5,583	19,783	33,989
Preferred stock dividend	118	114	468	468
Tax provision	34	102	261	343
Other (income) expense	(47)	28	(84)	528
Cumulative change in accounting principle	—	—	598	—
Interest expense, net	2,611	2,661	10,563	12,613

Operating income before depreciation and amortization	$5,590	$2,216	$24,089	$9,273
Deduct: Contract termination revenue	(4,454)	(49)	(24,462)	(666)

Operating income (loss) before depreciation and amortization and contract termination revenue	$1,136	$2,167	$(373)	$8,607